Exhibit 99.1

TRIBUNE PUBLISHING CONFIRMS RECEIPT OF UNSOLICITED PROPOSAL FROM GANNETT

CHICAGO, April 25, 2016 — Tribune Publishing Co. (NYSE: TPUB) today confirmed that it has received an unsolicited proposal, with numerous contingencies, from Gannett Co., Inc. (NYSE: GCI) on April 12, 2016 to acquire all outstanding shares of Tribune Publishing common stock for $12.25 per share in cash.

On receiving the April 12 proposal, the Company communicated by telephone to Gannett that the Board of Directors would engage financial and legal advisors to assist it in reviewing the proposal.  On April 22, Tribune Publishing’s Board sent a letter to Gannett indicating it was finalizing engagements with Goldman, Sachs & Co. and Lazard as financial advisors and Kirkland & Ellis LLP as legal advisor.  The Board is now engaged, with the assistance of its advisors, in a thorough review.  The Board is committed to acting in the best interests of shareholders and will respond to Gannett as quickly as feasible.

Since the beginning of 2016, Tribune Publishing has been undertaking a transformation and has made significant organizational changes.  The Company, which has a new Board chair, CEO and CFO, is focused on executing a content-first strategy.  This strategy centers on using innovative technology to leverage Tribune Publishing’s valuable content and distribution channels. The Company plans to increase agility and drive innovation while driving efficiencies and reducing costs.  Among other recent key initiatives, the Company has added new talent with expertise in technology and key industry verticals to identify and drive customer transactions.  With a focused strategy, unmatched collection of award-winning content and brands, and the right leadership team in place, Tribune Publishing is well-positioned to create value for shareholders.

Cautionary Statements Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding Tribune Publishing’s strategy, plans and initiatives.  Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “estimate,” “outlook,” or similar expressions constitute forward-looking statements. Differences in Tribune Publishing’s actual results from those described in these forward-looking statements may result from actions taken by Tribune Publishing as well as from risks and uncertainties beyond Tribune Publishing’s control. These risks and uncertainties include competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand, circulation levels and audience shares; the Company’s ability to develop and grow its online businesses; the Company’s reliance on revenue from printing and distributing third-party publications; macroeconomic trends and conditions; the Company’s ability to adapt to technological changes; the Company’s ability to realize benefits or synergies from acquisitions or divestitures or to operate its businesses effectively following acquisitions or divestitures; the Company’s success in implementing expense mitigation efforts; the Company’s ability to attract and retain employees; changes in newsprint prices; the Company’s reliance on third-party vendors for various services; adverse results from litigation, governmental investigations or tax-related proceedings or audits; the Company’s ability to satisfy pension and other postretirement employee benefit obligations; changes in accounting standards; the effect of labor strikes, lockouts and labor negotiations; regulatory and judicial rulings; the Company’s indebtedness and ability to comply with debt covenants applicable to its debt facilities; the Company’s ability to satisfy future capital and liquidity requirements; the Company’s ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; and other events beyond the Company’s control that may result in unexpected adverse operating results. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including in Item 1A (Risk Factors) of its most recent Annual Report on Form 10-K, in its Quarterly Report on Form 10-Q and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

About Tribune Publishing:

Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

Investor Contacts: Kimbre Neidhart, 469-528-9366 kneidhart@tribpub.com Tom Germinario/Kristian Klein/Ed McCarthy 212-269-5550	Press Contacts: Dana Meyer, 312-222-3308 dmeyer@tribpub.com Bryan Locke/Robin Weinberg/Jenny Gore 312-895-4700